Exhibit 99.1

FEDDERS ACQUIRES 80% OF ISLANDAIRE, INC.

LIBERTY CORNER, New Jersey - March 7, 2005 - Fedders Corporation, (NYSE: FJC), a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers and thermal technology products, today announced that it has purchased eighty percent (80%) of the stock of Islandaire, Inc. from its founder and sole shareholder, Robert E. Hansen, Jr., for a combination of cash and preferred stock.

Located in Ronkonkoma, New York, Islandaire, which will become known as Fedders Islandaire Company, manufactures and markets a line of specialized through-the-wall packaged terminal air conditioners (PTACs) and heat pumps, primarily for replacement applications in apartment buildings, hotels and motels, and in institutional buildings such as schools, offices, hospitals and nursing homes. Islandaire's replacement PTAC units fit into existing wall openings without alteration to the structure of the building.

Islandaire will be managed as an individual business unit, with Mr. Hansen remaining as President. Fedders intends to purchase the remaining twenty percent (20%) of Islandaire stock within three years. Islandaire sales in 2004 were approximately $26 million.

Commenting on the acquisition, Fedders Chairman and Chief Executive Officer, Sal Giordano, Jr. said, "This acquisition enables Fedders to further expand into the commercial HVAC sector. With the addition of Islandaire, the commercial and industrial air treatment businesses of Fedders will be approximately one third of total sales."

Robert Hansen added, "The Islandaire team is very pleased to become a part of Fedders. Together, we will broaden each company's product offering and become an even more formidable industry leader. As an example, Islandaire will be the platform to launch Fedders' new, ultra-quiet PTAC into the new construction market, which is significantly larger than the replacement market. We look forward to this opportunity and to continued growth as part of Fedders."

This news release includes forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions.

Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.


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Contact: Robert Laurent, Jr., (908)604-8686
         investorrelations@fedders.com